Exhibit 10(jj)


                              EMPLOYMENT AGREEMENT


     This Agreement is made this 13th day of January, 2003, between Coeur d'Alene Mines Corporation ("Company") and James A. Sabala, ("Employee").

WITNESSETH:

     In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1. Employment. The Company agrees to, and hereby does, employ Employee as Executive Vice President-Chief Financial Officer, and Employee accepts such employment, on the terms and conditions of this Agreement.

2. Term of Employment. The initial term of employment shall be from January 27, 2003 through the 27th day of January, 2005, unless sooner terminated as herein provided. It is further agreed that this Agreement automatically renews from day-to-day so that Company and Employee are at all times bound to this Agreement for a period of two years, unless either party gives the other party written notice of attention to terminate this Agreement at the end of two years from the date of receipt of such notice. It is understood, however, that termination can occur in accordance with the provision of paragraph 7 below, notwithstanding anything to the contrary in this paragraph 2.

3. Compensation. The Company shall pay to Employee during the duration of the term of this Agreement as follows:

     (a) A base salary of $250,000 annually, payable in equal monthly installments, which may be reviewed annually during any Agreement year, but which may not be decreased, and any higher salary to become the base salary for the purposes of this provision, it being understood, however, that failure to increase the salary shall not be grounds for termination of this Agreement, and it being further understood that the salary for the month of January 2003 shall be prorated in accordance with the number of days in that month commencing with January 27th;

     (b) Such other compensation and benefits that may be made available by the Company in discretion of the Board of Directors, consisting of bonuses, short-term and long-term incentive plans, pension plan, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board. It is understood that Employee shall be a participant in all compensation and benefit programs, including welfare benefit plans, which exist for the executive staff of the Company; and

     (c) It is agreed that at the end of the first calendar year, which is December 31, 2003, Employee shall be entitled to a bonus payable in cash equal to no less than 75% of his annual incentive target award, which is, for the period January 1, 2003 through December 31, 2003, the sum of $75,000 (75% x 40% x $250,000 = $75,000). The purpose of this payment is to provide Employee with the similar compensation opportunity he would have received in his former employment.

4. Duties. Employee, during the term of this Agreement, shall perform the duties usually and customarily associated with the office specified in paragraph (1) above and as assigned to him from time-to-time by the Chief Executive Officer of Company.

     Employee shall devote his best efforts and substantially all of his time during business hours to advance the interests of the Company. He shall not engage in business activity in competition with the Company.

5. Vacation. Employee shall be entitled to four weeks vacation during each calendar year of this Agreement, during which the compensation provided in this Agreement shall be paid in full. Entitlement to such vacation shall accrue at the rate of one week for each calendar quarter of employment, commencing at January 1, 2003. Employee shall make reasonable effort to spread his vacation time out to the end that he does not take four weeks of vacation all at one time.

6. Disability. In the event Employee becomes disabled (inability or incapacity due to physical or mental illness or injury to perform his duties) during the term of this Agreement, which renders him unable to perform his duties, he shall be entitled to participate in the Company's disability payment plan in effect at the time of the disability.

7. Termination Of Employment: This Agreement shall be terminated as follows:

     (a) In accordance with paragraph 2 above.

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

     (b) Upon the death of Employee.

     (c) By mutual agreement of the parties.

     (d) Upon disability of Employee, when such disability renders Employee unable to perform his duties for more than 90 continuous days.

     (e) By the Company without giving any reason for termination, but with the understanding that the compensation provided herein, including the target annual incentive bonus, shall be paid or provided in full to Employee in accordance with this Agreement, for the period of the remaining duration of this Agreement. (To illustrate, for the purpose of clarity, the meaning of the phrase "remaining duration", the parties understand that it is possible that a party may give notice of termination in accordance with paragraph 2 above, thereby establishing a termination date, and later, termination might occur in accordance with this paragraph 7(e), in which event payment of compensation may be for a period of less than two years.) It is agreed that Company may set-off against the compensation due to Employee under this subparagraph any items of like compensation which Employee receives from other employment after the date of termination.

     (f) By the Company for cause, which means that Employee has failed to perform his duties after having received from the Company a written notice that his duties are not being performed, which written notice shall specify how performance is deficient, and Employee then fails to resume performance promptly after receipt of notice and failure of performance is not rectified. For cause also means conviction of a felony or engagement in illegal conduct which is injurious to the Company, in either such case Company need not allow Employee to rectify nonperformance. "Deficient" performance means misfeasance or nonfeasance of duty which was intended to, or does, injure the Company's reputation or its business or relationships: willful and continued failure of Employee to substantially perform his duties under this Agreement (except by reason of physical or mental disability which is dealt with in paragraph 7(d) above): dishonesty in the performance of Employee's duties and material breach by Employee of the covenants contained in paragraph 4 above.

     (g) Upon change in control of Company, as "change in control" is defined in the so-called change in control agreement between Company and Employee, a copy of which is attached hereto as Attachment A, and which will be executed by the parties hereto when this Agreement is executed by them. In the event of termination for this reason, Employee's and Company's rights with respect to compensation and all other matters related to employment shall be as specified in the change in control agreement, and not this Agreement.

     (h) By Employee for Good Reason. For the purposes of this Agreement "Good Reason" is defined to mean (i) a material reduction in Employee's responsibilities, authorities or duties; or (ii) failure of the Company to pay to Employee any amount otherwise vested and due under this Agreement or under any plan or policy of the Company, which failure is not cured within five days from receipt by the Company of written notice from Employee which specifies the details of the failure.

     In the event of termination of this Agreement for any of the reasons specified above other than item (e) (termination by the Company without giving any reason), Employee shall be entitled to be paid his base salary prorated for the calendar year to the date of termination. All other benefits, if any, following such termination shall be paid in accordance with the plans, policies and practices of the Company which are in effect on the date of termination. As to termination in accordance with item (e) above, Employee shall be paid in accordance with that subparagraph.

8. Confidentiality. Employee agrees to keep all information acquired in connection with his employment confidential, in accordance with the confidentiality agreement which is attached to this Agreement, marked Attachment B, to be executed by Employee when this Agreement is executed by him.

9. Specific Performance. Employee understands that the obligations undertaken by him as set forth in this Agreement are unique, and that Company will likely have no adequate remedy at law in the event such obligations are breached. Employee therefore confirms that Company has the right to seek specific performance if Company feels such remedy is essential to protect the rights of Company. Accordingly, in addition to any other remedies which Company might have in law or equity, it shall have the right to have all obligations specifically performed, and to obtain injunctive relief, preliminary or otherwise, to secure performance. Employee agrees that the arbitration provision below will not be used to assert dismissal of an action in court for injunctive relief, and agrees that the availability of arbitration is not intended by the parties to prevent Company from seeking specific performance and injunctive relief.

10. Arbitration. The Company and Employee will attempt to resolve any disputes under this Agreement by negotiation. If any matter is not thereby resolved, within 30 days after written notice by either party to the other, any dispute or disagreement arising out of or relating to this Agreement, or the breach of it, will be subject to exclusive, final and binding arbitration to be conducted in Coeur d' Alene, Idaho in accordance with the Labor Arbitration Rules of Procedure of the American Arbitration Association and the laws of the State of Idaho governing arbitration of disputes.

11. Other Items. This Agreement shall not be amended or modified in any way unless the amendment or modification is in writing, signed by the parties. There shall be no oral modification of this Agreement. No provision of this Agreement shall be waived by conduct of the parties or in any other way. This Agreement and its validity, interpretation, construction and performance shall be governed by the laws of the State of Idaho.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


Coeur d' Alene Mines Corporation


By: /s/ Dennis E. Wheeler
    --------------------------



/s/ James A. Sabala
------------------------------
         Employee

Attachment A


                          EXECUTIVE SEVERANCE AGREEMENT
                          -----------------------------

     THIS AGREEMENT, dated as of January 13, 2003, is made and entered into between Coeur d'Alene Mines Corporation (the "Company") and James A. Sabala (the "Executive") and is made in light of the following circumstances:

     A. The Company recognizes the valuable services that the Executive will render and desires to be assured that the Executive will continue his active participation in the management and business of the Company; and

     B. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders, and the Company recognizes the existence and continued likely existence of possible change in control of the Company, as defined below, causing uncertainty among management and resulting in the possible departure or distraction of members of management to the detriment of the Company and its shareholders; and

     C. The Executive is willing to serve the Company, but desires assurance that in the event of any such change in control of the Company, he will be protected against the financial impact of an unexpected termination.

     NOW, THEREFORE, the Company agrees that the severance benefits described below will be provided, subject to the terms and conditions set forth below, to the Executive in the event the employment of the Executive with the Company or its subsidiaries is terminated subsequent to a change in control of the Company, as defined below, under the circumstances described below.

1. Company's Right to Terminate. During the Term of Agreement, as defined below, the Executive agrees, so long as he continues to be employed as an officer of the Company or any of its subsidiaries, to continue to perform his regular duties as such officer of the Company in accordance with the Employment Agreement dated January 13, 2003. Notwithstanding the foregoing, the Company may terminate the employment of the Executive at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereto and subject to all terms and conditions of the Employment Agreement of January 13, 2003.

2. Effective Date. The "Effective Date" shall be the date of this Agreement as above set forth.

3. Term of Agreement. This Agreement shall have a termination date which is identical to the Employment Agreement between the parties of January 13, 2003 and shall continue from day-to-day until terminated in accordance with the termination provisions of the Employment Agreement of January 13, 2003, unless a change in control of the Company, as defined below, shall have occurred prior to that date, in which event it shall continue in effect during the two (2) year period immediately following such change in control as provided herein.

4. Change of Control. No benefits shall be payable hereunder unless there shall have occurred a change in control of the Company, as defined below, and the employment of the Executive by the Company shall have been thereafter terminated in the manner described in section 5 hereof. For purpose of this Agreement, a change in control of the Company ("Change in Control") shall mean and be determined to have occurred if (a) any organization, group or person ("Person") (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (the Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company; or (b) during any two-year period, a majority of the members of the Board serving at the Effective Date of this Agreement is replaced by directors who are not nominated and approved by the Board; or (c) a majority of the members of the Board is represented by, appointed by or affiliated with any Person whom the Board has determined is seeking to effect a Change in Control of the Company; or (d) the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred.

5. Termination Following Change in Control. If a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in Section 6 hereof upon the subsequent involuntary termination, whether actual or constructive, as defined below, of the employment of the Executive within the two (2) year period immediately following such Change in Control, for any reason other than termination for cause, disability, death, normal retirement or early retirement. For the purposes of this section:

(a) "Constructive Involuntary Termination" shall mean voluntary termination of employment by the Executive as a result of a significant change in the duties, responsibilities, reporting relationship, job description, compensation, perquisites, office or location of employment of Executive without the written consent of the Executive.

(b) "Cause" shall mean termination of employment on account of (i) fraud, misrepresentation, theft or embezzlement, (ii) intentional violation of laws involving moral turpitude or which is materially injurious to the Company, (iii) willful and continued failure by the Executive substantially to perform his or her duties with the Company or its subsidiaries (other than failure resulting from the Executive's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the President or the Chairman of the Board of the Company, which demand specifically identifies the manner in which the Executive has not substantially performed his or her duties.

(c) "Disability" shall mean inability or incapacity, due to physical or mental illness, of the Executive to perform his or her duties with the company for a period of three continuous months.

(d) Any termination of the employment of the Executive by the Company shall be communicated by a written notice of termination addressed to the Executive and any termination of the employment of the Executive by the Executive, except by death, shall be communicated by a written notice of termination addressed to the President or

     Chairman of the Board of the Company. The notice of termination shall specify the date of termination ("Date of Termination") and the characterization of the termination.

6. Benefits Upon Termination. If the Executive's employment by the Company shall be terminated as provided in Section 5 hereof, other than for cause, disability or death, the Executive shall be entitled to the benefits provided below:

(a) Base Salary and Bonuses. The Company shall continue to compensate the Executive at his or her full annual base salary at the rate in effect immediately prior to the termination of the employment of the Executive, and to pay short-term and long-term bonuses at target levels pursuant to the Company's 1989 Annual Incentive Plan and 1989 Long-Term Performance Plan, for the period of two (2) years following actual involuntary termination or Constructive Involuntary Termination, if such termination occurs during the period in which this Agreement is in effect (the "Salary Continuance Period"). Benefits paid in accordance with this Subsection 6(a) shall not be reduced in the event the Executive is employed elsewhere during this time period, or by reason of death or disability.

(b) Medical and Dental Benefits; Long-term Disability Benefits. The Company shall maintain in full force and effect from the Date of Termination through the end of the Salary Continuance Period, all medical and dental benefits and all long term disability benefits in which the Executive was entitled to participate immediately prior to the Date of Termination, to the same extent as if the Executive had continued to be an employee of the Company during the Salary Continuance Period, provided that such continued participation is feasible under the general terms and provisions of such plans and programs. To the extent such continued participation is not feasible, the Company shall arrange to provide the Executive with substantially the same benefits as those to which he or she would have been entitled to receive under such plans and programs. All such medical and dental benefits shall be subject to the group health plan continuation coverage requirements as provided in Section 162(d) of the Internal Revenue Code of 1986, as amended (The "Code"). All such medical and dental benefits shall be discontinued upon employment by the Executive with another company and the commencement of coverage of the Executive pursuant to a long-term disability plan of such new employer.

(c) Stock Options. In the event of a Change in Control, all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by the Company to the Executive under the Company's 1989 Long-Term Performance Plan shall become immediately exercisable in full and otherwise vest 100% in accordance with the subject to the provisions under Section 13 of such Long-Term Performance Plan.

(d)  Retirement Benefits.

     (1) Defined Contribution Plans. The Company shall not use the provisions of any defined contribution plan to deny a lump sum option to the Executive unless this occurs under uniform treatment applicable to all plan participants.

     (2) Defined Benefit Plan. The Executive shall be entitled to continued credit for years of service under the defined benefit plan of the Company from the date of Termination through the Salary Continuance Period, and any compensation paid to the Executive pursuant to subsection 6(a) above shall be treated as salary compensation for purposes of such plan to the extent that such augmentation of the defined benefit plan is not possible under such plan, the Company shall pay the Executive an amount equal to the present value of such augmentation, or arrange to provide the Executive with substantially the same benefit.

(e) Certain Executive Reimbursement. The Company shall pay the Executive an amount necessary to reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of the Change in Control of the Company and such termination of employment, including any fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the Company shall be obliged only to pay amounts necessary to reimburse the Executive for legal fees and expense incurred by the Executive with respect to any claim or claims made by him as to which he shall substantially prevail in litigation relating thereto against the Company.

     The payment provided for in subsection 6(a) hereof shall be subject to applicable payroll or other tax required to be withheld by the Company. Payments to the Executive hereunder shall be considered severance pay in consideration of past service and his or her continued service after the date of this Agreement. The payment provided for in subsection 6(d)(1) hereof shall be made to the Executive within five (5) business days after the Date of Termination. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, and expect as provided in subsection 6(b) above, the amount of any payment provided for in this Section 6 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.

7. Limitation on Payments. If the severance payments provided for under this Agreement, either alone or together with other payments which the Executive would have the right to receive from the Company, would constitute a "parachute payment," as defined in Section 280G(a) of the Code as in effect at the time of payment, such payment shall be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by Company pursuant to Section 280G of the Code. The determination of the amount of any reduction under this section, and the plan and payment to which such reductions shall apply, shall be made in good faith by the Executive and such determination shall be binding on the Company.

8.   Successor; Binding Agreement

(a) The Company will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee or, if there be no such designee, to the estate of the Executive.

9. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed:


If to the Company:         Chairman and Chief Executive Officer
                           Coeur d' Alene Mines Corporation
                           505 Front Avenue
                           Coeur d' Alene, ID 83814

If to the Executive:       James A. Sabala

or to such other address as either party may have furnished to the other in writing in accordance herewith except the notice of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by the President, the chairman of the Board or such other officer as may be specifically designated by the Board. No waiver either party there of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho.

11. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Coeur d' Alene, Idaho in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first-above written.

THE COMPANY                              COEUR D'ALENE MINES CORPORATION



                                           /s/ Dennis E. Wheeler
                                         ---------------------------------------
                                         Dennis E. Wheeler
                                         Chairman and CEO

THE EXECUTIVE                             /s/ James A. Sabala
                                         ---------------------------------------
                                         James A. Sabala

Attachment B

                            CONFIDENTIALITY AGREEMENT

     In consideration of my employment with Coeur d'Alene Mines, Inc., I agree that I will not, with respect to the Company, its affiliates, and subsidiaries (collectively referred to herein as "Company"), directly or indirectly during the term of my employment except as required in the normal course of the performance of my duties, or at any time after my employment is terminated for any reason:

(a) disclose or furnish to any person, corporation, or other entity, or use in my own personal business, any confidential commercial information obtained by me as an employee which has not previously been disclosed to the public; or

(b) utilize any such confidential information or my affiliation with the Company for the gain, advantage, or profit of me or any entity other than the Company; or

(c) buy or sell, directly or indirectly, any security or other interest, or take advantage of any investment or other business opportunity which, because of confidential information obtained in my employment capacity, I know the Company may be considering to acquire or divest either in whole or in part.

     Confidential commercial information, which involves both secret and confidential classifications, includes the following, without limitation, whether imparted orally or in writing:

(a) methods of conducting or obtaining business to include know-how and trade secrets;

(b) inventions, discoveries, improvements, formulae, practices, processes, methods of processes, whether patentable or not, directly or indirectly related to the Company;

(c) any other information or confidences I may acquire in the course of my employment, no matter from where or in what manner such information may have been acquired.

     Upon termination of my employment for any reason, regardless of whether initiated by the Company or myself, I shall surrender all papers, records, memoranda, notes, or other documents of any kind which have come into my control or possession, and any and all copies thereof, whether prepared by myself or others, which relate directly or indirectly to the business of the Company. The confidentiality obligation assumed hereunder shall survive the termination of my employment.

     If any provision, or part thereof, of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of the Agreement. It shall be confined in its operation to the provision, or part thereof, of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

     I agree that there may be no adequate remedy at law for the breach by me of any of the covenants or agreements herein contained, and that the Company will suffer irreparable harm from such breach. Therefore, in the event of a breach or a threatened breach of any of the covenants or agreements herein contained, the Company shall be entitled, in addition to any other rights and remedies it may have, to an injunction restraining me from doing or continuing to do any such act in violation of this Agreement.

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Idaho. This Agreement may not be modified or amended, nor may any provision thereof be waived or discharged, except in writing signed by both parties or their duly constituted representatives. All of the terms of this Agreement, whether so expressed or not, shall be binding on the personal representatives, successors, or assigns of the parties hereto.

Employee Signature /s/ James A. Sabala  Date:  January 13, 2003

ACCEPTED FOR THE COMPANY

By /s/ Gary W. Banbury                   Date: January 13, 2003
   ---------------------------           Title: Vice President Administration
Typed Name:  Gary W. Banbury                    & Human Resources


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